EXHIBIT 10.30
                                                                   -------------

                          MANAGEMENT SERVICES AGREEMENT
                          -----------------------------

         THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made as of January 2, 2002, by and between WESTGATE GROUP, LLC, a Missouri limited liability company ("Provider"), and NATURADE, INC., a Delaware corporation (the "Company").

                                    RECITALS
                                    --------

         A. The Provider has agreed to perform the services for the Company set forth herein pursuant to the terms hereof. Jay W. Brown, Leo G. Haas, William P. Stiritz and Robert V. Vitale are the principals of Provider and are referred to herein collectively as the "Principals."

         B. In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                    AGREEMENT
                                    ---------

         Section 1. Services. The Provider agrees to provide management and consulting services to the Company pursuant to the terms hereof, and the Provider shall cause the Principals to devote a portion of their time and attention to the management of the Company. The management and consulting services shall include the following: (a) business strategy and development; (b) general executive services including, without limitation, periodic advice and consultation with respect to the Company's business affairs; (c) acquisition and divestiture strategies (including the identification, analysis and negotiation of potential acquisitions and divestitures); (d) financial budgeting; (e) debt and equity financings; (f) employee and personnel services; (g) treasury, credit and audit services; (h) purchasing and marketing services; and (i) such other corporate, managerial and related services as the Company may from time to time reasonably request.

         Section 2. Term.  The Provider  shall provide the services set forth in
Section 1 hereof from the date hereof until December 31, 2006, and the term hereof shall thereafter be automatically renewed and extended for successive one year terms unless terminated upon 90 days prior notice by either party hereto; provided, however, that, notwithstanding the foregoing, this Agreement shall terminate at such time as Westgate Equity Partners, L.P., a Delaware general partnership of which the Provider is the general partner, shall, in aggregate with its affiliates and associates (as such terms are defined in Rule 405 promulgated under the Securities Act), own less than ten percent (10%) of the outstanding voting securities of the Company.

         Section 3.  Compensation.

         (a) Fees. In consideration for the services performed hereunder, the Company shall pay fees (the "Management Fees") to the Provider in an amount equal to $100,000 per year, one-fourth (1/4) of which shall be payable in advance on the first day of each January, April, July and October; commencing on January 1, 2002; provided, however, that the Management Fees in the amount of $25,000 for the period commencing on the date hereof and ending March 31, 2002, shall be payable on the date hereof. The amount of the Management Fees shall be increased from time to time in an amount mutually satisfactory to the Provider and the Company in the event that, during the term of this Agreement, the business or assets of the Company shall change in any material respect due to acquisitions or other extraordinary transactions.

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

         (b) Reimbursement of Expenses. The Company also shall reimburse the Provider for all reasonable out-of-pocket costs and expenses incurred in connection with services rendered hereunder. Such costs and expenses shall be reimbursed promptly by the Company upon submission of customary expense reports.

         Section 4. Indemnification. The Company shall indemnify and hold harmless the Provider, each of its controlling persons and each director, manager, officer and employee thereof from and against any and all losses, claims, liabilities, suits, costs, damages and expenses (including attorneys' fees) arising from their performance hereunder, except as a result of their gross negligence or intentional wrongdoing.

         Section 5. Representations.

         (a) The Provider hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Provider does not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Provider is a party or by which it is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Provider, enforceable in accordance with its terms.

         (b) The Company hereby represents and warrants to the Provider that (i) the execution, delivery and performance of this Agreement by the Company does not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound, and (ii) upon the execution and delivery of this Agreement by the Provider, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

         Section 6. Independent Contractor. The Provider and the Company agree and acknowledge that the Provider shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither the Provider nor its employees shall be considered employees or agents of the Company as a result of this Agreement or the services provided hereunder.

         Section 7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         Section 8. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         Section 9. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

         Section 10. Successors and Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Provider, the Company and their respective successors and assigns, except that neither the Provider nor the Company may assign its rights or obligations under this Agreement without the express written consent of the other.


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         Section 11. Governing Law. All questions  concerning the  construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Missouri.

         Section 12. Counterparts. This Agreement may be executed in multiple counterparts, any of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

         Section 13. Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

                  Notices to the Provider:
                  -----------------------

                  Westgate Group, LLC
                  1401 South Brentwood Boulevard
                  Suite 650
                  St. Louis, Missouri 63144
                  Attention: Robert V. Vitale

                  Notices to the Company:
                  ----------------------

                  Naturade, Inc.
                  14370 Myford Road
                  Irvine, California  92606
                  Attention: Chief Executive Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

         Section 14. Entire Agreement; Modification. This Agreement contains the complete and entire understanding and agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the subject matter hereof and may not be modified except by an instrument in writing executed by the parties hereto.


                      [the next page is the signature page]





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





         IN WITNESS WHEREOF, the undersigned have executed this Management Services Agreement as of the date first written above.


                                WESTGATE GROUP, LLC

                                By:
                                   ---------------------------------------------
                                Name:  Robert V. Vitale
                                Title:  Manager


                                NATURADE, INC.

                                By:
                                   ---------------------------------------------
                                Name:  Bill D. Stewart
                                Title:  President and Chief Executive Officer














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